EXHIBIT 99.2

(Translation)

Financial Results for the Fiscal Year Ended December 31, 2014 [US GAAP] [Non-consolidated]

March 26, 2015

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Brian O'Callaghan
Title: Chief Executive Officer and President
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of general shareholders meeting	June 8, 2015
Scheduled date of annual securities report submission	May 15, 2015
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	No
Earnings announcement for financial results	No

(Figures rounded down to the nearest thousand)

1. Financial Results for FY2014 (January 1, 2014 to December 31, 2014)
(1) Operating Results
(Unit: US$ and ¥ in thousands, % change from the previous fiscal year)

	Revenue from collaborations (Note 1)		Income (loss) from operations		Income before income tax		Net income (loss)
	$35,396		$(188)		$353		$(2,006)
FY2014	¥4,266,987	(33.1)%	¥(22,664)	(102.7)%	¥42,553	(95.1)%	¥(241,824)	(146.7)%
	$52,947		$6,994		$7,182		$4,299
FY2013	¥6,382,760	14.1%	¥843,126	(0.6)%	¥865,790	5.2%	¥518,244	2.9%

(Note 1) This financial statement line item was presented as "Revenue from collaborations with a related party" in FY 2013 annual Kessan-Tanshin. The change was because Otsuka Pharmaceutical's percentage of ownership decreased due to our IPO, and it was less than 10% as of December 31, 2014; therefore, it was not considered as a related party per US GAAP.

(Note) Comprehensive income (loss): FY2014 (US$(2.4) million (JPY ¥(284.5) million) ((155.0)%); FY2013 (US$4.3 million (JPY ¥517.4 million) (2.6%)

(Unit: US$ and ¥, except for %)

	Basic earnings per share	Diluted earnings per share	Net income (loss) to equity ratio	Ratio of income before income tax to total assets	Ratio of operating income to revenues from collaborations

	$(0.06)	$(0.06)
FY2014	¥(7)	¥(7)	(1.1)%	0.2%	(0.5)%
	$0.10	$0.09
FY2013	¥12	¥10	13.8%	13.3%	13.2%

(2) Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio	Shareholders' equity per share

	$196,966	$184,363	$184,363		$5.15
As of December 31, 2014	¥23,744,249	¥22,224,958	¥22,224,958	94%	¥620
	$54,048	$31,124	$31,124		$2.60
As of December 31, 2013	¥6,515,482	¥3,751,997	¥3,751,997	58%	¥313

(3) Cash Flows
(Unit: US$ and ¥ in thousands)

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of year
	$8,844	$(152,334)	$148,274	$18,778
FY2014	¥1,066,144	¥(18,363,863)	¥17,874,431	¥2,263,688
	$7,246	$(6,581)	$(3,310)	$13,994
FY2013	¥873,506	¥(793,340)	¥(399,021)	¥1,686,976
Note: The original financial statements of the Company for FY2014 and FY2013 are expressed in U.S. dollar. Amounts as to operating results are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 120.55, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2014 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

	Annual dividend per share					Total Dividend Paid	Payout Ratio	Ratio of Total Amount of Dividends to Net Assets
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$—	$—	$—	—%	—%
FY2013	¥—	¥—	¥—	¥—	¥—	¥—	—%	—%
	$—	$—	$—	$—	$—	$—	—%	—%
FY2014	¥—	¥—	¥—	¥—	¥—	¥—	—%	—%
	$—	$—	$—	$—	$—	$—	—%	—%
FY2015 (forecast)	¥—	¥—	¥—	¥—	¥—	¥—	—%	—%

3. Projected Financial Results for FY2015 (January 1, 2015 to December 31, 2015)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (low)	Revenue from collaborations (high)	Loss from operations (low)	Loss from operations (high)	Income (loss) before income tax (low)	Income (loss) before income tax (high)	Net loss (low)	Net loss (high)
	$33,200	$35,700	$(9,575)	$(12,000)	$(9,225)	$(11,575)	$(9,350)	$(11,650)
Full Year 2015 Forecast	¥4,002,260	¥4,303,635	¥(1,154,266)	¥(1,446,600)	¥(1,112,073)	¥(1,395,366)	¥(1,127,142)	¥(1,404,407)
	$35,396	$35,396	$(188)	$(188)	$353	$353	$(2,006)	$(2,006)
Full Year 2014 Results	¥4,266,987	¥4,266,987	¥(22,663)	¥(22,663)	¥42,554	¥42,554	¥(241,823)	¥(241,823)
Percentage Change (%) - omitted where not meaningful	(6.2)%	0.9%	NA	NA	NA	NA	366.1%	480.8%

	Net loss per share (low)¹	Net loss per share (high)¹
	$(0.26)	$(0.33)
Full Year 2015 Forecast	¥(31)	¥(39)
	$(0.06)	$(0.06)
Full Year 2014 Results	¥(7)	¥(7)
Percentage Change (%) - omitted where not meaningful	333.3%	450.0%

1 - Net income (loss) per share was computed for Full Year 2015 Forecast using 35,834,467 weighted average shares for expected basic and diluted shares outstanding.

Note: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for FY2015 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 120.55, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2014 for the sake of convenience.

Our Company’s business operations depend on various factors outlined below (see Note). We expect that our revenue and profit level may vary due to such factors. Therefore, from FY2015, we have changed our forecast presentation using a range rather than fixed figures. Please see below for the detailed explanation on the variance.

Revenue from collaborations. We are providing a range for revenue from collaborations as our revenue varies in direct proportion to our billable research and development costs. To the extent that we predict variability in our billable research and development costs, there will be variability in our revenue from collaborations. Such variability could include, but are not limited to, the risks outlined below (see note).
Operating income (loss). We are providing a range for income (loss) from operations as actual results are dependent on billable research and development costs, as well as non-billable costs which may vary materially from our forecast. Non-billable costs include, but are not limited to, business and development expenses and costs related to internal research and development. Such variability could include, but are not limited to, the risks outlined below (see note).
Income (loss) before income tax. We are providing a range for income (loss) before income tax as actual results are dependent on operating income (loss) as well as non-operating income (loss) items, which include interest income, interest expense and other income (expense) which may vary materially from our forecast. Such variability could include, but are not limited to, the risks outlined below (see note).
Net income (loss) and net income (loss) per share. We are providing a range for net income (loss) and net income (loss) per share as actual results are dependent on billable research and development costs, as well as non-billable costs which may vary materially from our forecast. Net income (loss) and net income (loss) per share is further dependent on our provision for income taxes, which depends in part on our projections of future income or loss and management's future strategic plans. Such plans could be subject to variability, including but not limited to, the risks outlined below (see note).
Note: The range of forecasted low and high amounts presented above are based on information currently available to the Company and our current expectations, estimates, forecasts, and projections about our business, our results of operations, the industry in which we operate and the beliefs and assumptions of our management. These forecasts are only predictions, are subject to risks, uncertainties and assumptions that are difficult to predict, and are not intended to assure achievement of the Company's operations. Therefore, actual results may differ materially and adversely from those expressed in any forecasts. Factors that could cause the Company’s actual results to differ materially include, but are not limited to the risk that our collaboration partner terminates the co-development of any of our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, the risk that we are unable to retain and motivate our key management and scientific staff, including Brian O'Callaghan, the risk that we are unable to execute on the strategy we launched in late 2014, and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission ("SEC"), which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

4. Others

(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Changes in accounting principles, procedures, and the method of presentation
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(3) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of December 31, 2014	35,809
As of December 31, 2013	11,971

2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of December 31, 2014	none
As of December 31, 2013	none

3) Average number of shares outstanding during the reporting period:

Average Number of Common Shares (in thousands)
FY 2014	32,869
FY 2013	11,964

* Implementation status of audit procedures
This financial results report is not subject to audit procedures by independent auditors under Japan’s Financial Instruments and Exchange Law. At the time of release of this report, audit procedures in accordance with auditing standards of the Public Company Accounting Oversight Board of U.S. have not yet been completed.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

* Investors Meeting
The company will actively hold Investors Meetings for investors. Please visit our website (http://www.acucela.jp/) for the schedule.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 120.55 (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2014.

1. Business Results

(1) Analysis of Business Results
FY2014 compared to FY2013
Revenue from collaborations. Revenues from collaborations for the year ended December 31, 2014 totaled approximately $35.4 million (¥4.3 billion), representing a decrease of approximately $17.6 million (¥2.1 billion), or 33.1%, over the same period in 2013.
By program, revenues were as follows (in thousands US$, except for %):

	Years Ended December 31,		2013 to 2014 $ Change	2013 to 2014 % Change
	2014	2013
Emixustat	$35,364	$39,186	$(3,822)	(9.8)%
Rebamipide	25	12,271	(12,246)	(99.8)%
OPA-6566	7	1,490	(1,483)	(99.5)%
Total	$35,396	$52,947	$(17,551)	(33.1)%
By program, revenues were as follows (in thousands JPY (¥), except for %):

	Years Ended December 31,		2013 to 2014 $ Change	2013 to 2014 % Change
	2014	2013
Emixustat	¥4,263,130	¥4,723,872	¥(460,742)	(9.8)%
Rebamipide	3,013	1,479,269	(1,476,256)	(99.8)%
OPA-6566	844	179,619	(178,775)	(99.5)%
Total	¥4,266,987	¥6,382,760	¥(2,115,773)	(33.1)%

The decrease in revenues was due to a $12.2 million (¥1.5 billion) decrease in revenue under the Rebamipide Agreement, a definitive agreement to co-develop rebamipide, Otsuka's proprietary compound for treatment of dry eye, due to termination of the Rebamipide Agreement in September 2013, a $3.8 million (¥460.7 million) decrease in revenues under the Emixustat Agreement due to the receipt of a milestone payment of $5.0 million (¥602.8 million) associated with the initiation of the Phase 2b/3 clinical trial in the prior year, and a $1.5 million (¥178.8 million) decrease in revenue under the Glaucoma Agreement, a development and collaboration agreement with Otsuka to develop and commercialize OPA-6566, due to completion of the Phase 1/2 clinical trial.
Research and development. Research and development expense for the year ended December 31, 2014 totaled approximately $25.6 million (¥3.1 billion), representing a decrease of approximately $10.8 million (¥1.3 billion), or 29.7%, over the same period in 2013.
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Years Ended December 31,		2013 to 2014 $ Change	2013 to 2014 % Change
	2014	2013
Emixustat	$24,509	$25,537	$(1,028)	(4.0)%
Rebamipide	15	7,081	(7,066)	(99.8)%
OPA-6566	8	1,232	(1,224)	(99.4)%
Internal Research	1,050	2,555	(1,505)	(58.9)%
Total	$25,582	$36,405	$(10,823)	(29.7)%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Years Ended December 31,		2013 to 2014 $ Change	2013 to 2014 % Change
	2014	2013
Emixustat	¥2,954,560	¥3,078,485	¥(123,925)	(4.0)%
Rebamipide	1,808	853,614	(851,806)	(99.8)%
OPA-6566	964	148,517	(147,553)	(99.4)%
Internal Research	126,578	308,006	(181,428)	(58.9)%
Total	¥3,083,910	¥4,388,622	¥(1,304,712)	(29.7)%
The decrease was due to a decrease of $1.0 million (¥123.9 million) in research and development expense associated with emixustat due to timing and fewer R&D activities in the year ended December 31, 2014, a decrease of $1.2 million (¥147.6 million) in research and development expense related to clinical programs under the Glaucoma Agreement due to the completion of the Phase 1/2 study for OPA-6566 and a decrease of $7.1 million (¥851.8 million) in research and development expense due to the termination of the Rebamipide Agreement in September 2013, and internal research decreased $1.5 million (¥181.4 million) compared to the prior period due to our strategic restructuring. In October 2013, we announced a plan to reduce expenses, including a workforce reduction, as a result of the termination of the Rebamipide Agreement. The plan resulted in a reduction in force of approximately 35% of our total workforce, or approximately 30 employees, effective January 1, 2014.
General and administrative. General and administrative expense for the year ended December 31, 2014 totaled approximately $10.0 million (¥1.2 billion), representing an increase of approximately $0.5 million (¥54.7 million), or 4.8%, over the same period in 2013, related to increased corporate legal and accounting costs related to being a public company. We expect general and administrative expenses to increase in 2015 as we invest in infrastructure and due to planned business development activities.
Interest income and interest expense. Interest income for the year ended December 31, 2014 increased $0.4 million (¥47.9 million) from $0.1 million (¥14.7 million) to $0.5 million (¥62.6 million), compared to prior year, due to interest earned on proceeds from the IPO. Interest expense for the year ended December 31, 2014 decreased $0.1 million (¥12.2 million), from $0.1 million (¥14.0 million) to $0 (¥1.8 million), compared to prior year, due to the conversion of contingently convertible debt which was converted in connection with the IPO.
Income tax expense. Income tax expense for the year ended December 31, 2014 totaled approximately $2.4 million (¥284.4 million). This represented an effective tax rate of 667.7% and 39.8% for 2014 and 2013, respectively. The difference between the U.S. federal statutory rate of 34% and our effective tax rates in 2014 was due primarily to the provision of a partial valuation allowance related to deferred tax assets for which we do not anticipate future realization and permanent differences in book and tax earnings for stock options, meals and entertainment, and other miscellaneous items. We recorded a partial valuation allowance of $2.3 million (¥277.3 million) against our deferred tax assets due to expected future losses as a result of our new strategic plan. In 2013, there were no individual items representing a greater than 5% impact on the effective tax rate.
Net income (loss) per share attributable to common shareholders
(Unit: in thousands except for per share data)

	FY2013	FY2014
Numerator:
	$1,161	$(2,006)
Net income (loss) attributable to common shareholders	¥139,959	¥(241,824)
Denominator:
Weighted-average shares outstanding—basic (shares)	11,964	32,869
Dilutive effect of stock options and RSUs (shares)	391	—
Diluted weighted average shares of common stock outstanding (shares)	12,355	32,869
	$0.10	$(0.06)
Basic net income (loss) per share (common stock)	¥12	¥(7)
	$0.09	$(0.06)
Diluted net income (loss) per share (common stock)	¥10	¥(7)
Net income attributable to common shareholders for the year ended December 31, 2014 decreased as compared to the prior year due to lower revenue in the current year.

Prospects for the upcoming fiscal year
See discussion in the summary section 3. Projected Financial Results for FY2015 (January 1, 2015 to December 31, 2015) and also refer to "(3) - Strategy and Issues to Be Addressed."

(2) Analysis of Financial Condition

Prior to our IPO, we funded our operations primarily from the issuance of convertible preferred stock and contingently convertible debt and, since 2009, from cash generated from operations. Historically, our need for cash has been limited due to Otsuka’s funding of development activities and our receipt of milestone payments from Otsuka. On February 13, 2014, upon the closing of our IPO, we issued and sold 9,200,000 shares of common stock at approximately $17.72 per share and received net proceeds of $142.0 million (¥17.1 billion) after underwriting discounts and commissions and offering costs). As a result of the IPO, all preferred stock and contingently convertible debt converted to common stock.
In addition to our continued development of emixustat for the treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan focused on leveraging our internal research and development efforts, our expertise in VCM and pursuing external partnerships, in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to create therapies for glaucoma, dry eye and various other retinal diseases. We believe that a significant market opportunity exists for these potential therapies, based on the large and growing worldwide ophthalmic pharmaceutical market and our belief that currently available therapies for these indications are inadequate. We anticipate that these therapies will be developed independently, and our development expenditures on these programs will not be funded by collaborative partners. As a consequence, we expect that our total research and development expenses will increase and that we will incur net losses from our operating activities for the upcoming fiscal year.
As of December 31, 2014 and 2013, we had cash, cash equivalents and investments of $187.8 million (¥22.6 billion) and $32.4 million (¥3.9 billion), respectively. Cash and cash equivalents include all short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. As of December 31, 2014, cash equivalents consist of money market funds and certificates of deposit. Short-term investments as of December 31, 2014 and 2013 were comprised of commercial paper, corporate debt securities, and certificates of deposit. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.
The following table shows a summary of our cash flows for the years ended December 31, 2014 and 2013, (in US$ and JPY (¥) thousands):

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of year
	$8,844	$(152,334)	$148,274	$18,778
FY2014	¥1,066,144	¥(18,363,863)	¥17,874,431	¥2,263,688
	$7,246	$(6,581)	$(3,310)	$13,994
FY2013	¥873,506	¥(793,340)	¥(399,021)	¥1,686,976

Cash Flows From Operating Activities
Operating activities generated $8.8 million (¥1.1 billion) and $7.2 million (¥873.5 million) of cash and cash equivalents for the years ended December 31, 2014 and 2013, respectively. In 2014, cash inflow was primarily the result of a decrease in accounts receivable of $5.0 million (¥600.0 million) related to timing of collections, a decrease in deferred tax assets of $2.3 million (¥283.2 million) related to the establishment of a partial valuation allowance in 2014, an increase in deferred revenue of $6.2 million (¥751.1 million), offset by net loss of $2.0 million (¥241.8 million), a decrease in accrued liabilities of $2.4 million (¥289.7 million) and a decrease in accrued compensation of $1.6 million (¥191.2 million). In 2013, cash inflow was primarily the result of $4.3 million (¥518.2 million) of net income, adjusted by decreases in deferred tax assets of $2.3 million (¥274.1 million) and an increase in accounts receivable of $1.6 million (¥188.3 million), an increase in accrued liabilities of $2.7 million (¥319.5 million), partially offset by a decrease in accounts payable of $0.1 million (¥12.3 million).
Cash Flows From Investing Activities

Net cash used in investing activities in 2014 and 2013 was $152.3 million (¥18.4 billion) and $6.6 million (¥793.3 million), respectively. These changes were primarily the result of net purchases of marketable securities.
Cash Flows From Financing Activities
Net cash provided by financing activities in 2014 was $148.3 million (¥17.9 billion) and net cash used in financing activities in 2013 was $3.3 million (¥399.0 million), consisting primarily of deferred costs associated with our initial public offering.
We believe that cash from operations and cash, cash equivalents and investment balances, will be sufficient to fund our ongoing operating activities, working capital, capital expenditures and other capital requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our research and development activities, the timing and extent of our elections to co-promote product candidates under our collaboration agreements with Otsuka, and the timing of achievement of milestones under our collaboration agreements with Otsuka. Although we are not currently a party to any agreement or letter of intent regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could require us to seek additional equity or debt financing.

	FY2013	FY2014
Shareholders’ equity ratio (%)	57.6%	93.6%
Shareholders’ equity ratio based on market prices (%)	221.5%	107.1%
Debt to annual cash flow ratio (%)	1.66	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity I total assets
Stockholders' equity ratio based on market prices: market capitalization I total assets
Debt to annual cash flow ratio: interest bearing liabilities I operating cash flows
Interest coverage ratio: operating cash flows I interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4, Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Basic Policy on Distribution of Profits and Distribution for FY2014 and Distribution Forecast for FY2015

We have not declared or paid a cash dividend on our capital stock and do not intend to pay cash dividends for the foreseeable future.  We intend to retain all available funds and any future earnings to fund the development and growth of our business.  Any future determinations to pay dividends on our capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our board of directors in its sole discretion may consider relevant.

Distribution forecast for 2015 - The Company does not plan for distribution at this time.

2. Management Policy

(1) Basic Management Policy

Acucela Inc., a Washington corporation, is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Emixustat hydrochloride ("emixustat"), our lead investigational visual cycle modulation ("VCM") compound, is designed to reduce retinal toxins and preserve the integrity of retinal tissue in patients suffering from geographic atrophy ("GA") associated with dry age-related macular degeneration ("AMD"). We intend to expand our ophthalmology pipeline by focusing on various degenerative retinal diseases, glaucoma, and dry eye.

Emixustat is currently being evaluated in a Phase 2b/3 study for GA associated with dry AMD. Currently, there are no U.S. Food and Drug Administration (FDA) approved therapies to treat any form of dry AMD, including GA associated with dry AMD. We are co-developing emixustat under our co-development and collaboration agreement, or the Emixustat Agreement, with Otsuka Pharmaceutical Co., Ltd., or Otsuka. Pursuant to the Emixustat Agreement, we and Otsuka have agreed to develop and commercialize emixustat and/or other back-up compounds for the treatment of dry AMD and other potential ophthalmic indications that the parties agree to pursue under the terms of the agreement.

(2) Target Financial Index

The Company believes that it is not appropriate to use a financial index as a target in the light of business administration at this time.

(3) Strategy and Issues to be addressed

In addition to our continued development of emixustat for the treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan focused on leveraging our internal research and development efforts, our expertise in VCM and pursuing external partnerships, in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to create therapies for glaucoma, dry eye and various other retinal diseases.

Strategy
Our goal is to develop an innovative portfolio of ophthalmology products. Key elements of our strategy to achieve this goal are to:

•
Work collaboratively with Otsuka on the development of emixustat. The emixustat Phase 2b/3 clinical trial is continuing as scheduled. In addition, our co-development partner, Otsuka, is currently evaluating next steps for OPA-6566, an adenosine A2a receptor agonist for the potential treatment of glaucoma.

•
Initiate partnering efforts for emixustat in Acucela’s territories. In anticipation of topline data from the emixustat Phase 2b/3 study in mid-2016, we plan to initiate our out-licensing efforts under the Emixustat Agreement, primarily for Europe.

•
Leverage expertise in VCM. Our VCM-based molecules are designed to specifically target rod photoreceptor cells within the retina to potentially treat and slow the progression of certain retinal diseases. We are evaluating the potential to develop emixustat for additional indications such as diabetic retinopathy (DR) or diabetic macular edema (DME). We are planning to initiate and complete preclinical animal model studies in 2015 to evaluate the potential for development of emixustat in DR. In addition, we are committed to further enhancing our patent portfolio.

•
Build an ophthalmic product pipeline through internal research, M&A, and additional partnering or in-licensing opportunities. We intend to deploy capital in 2015 to fund our internal drug discovery and development efforts, as well as license or otherwise acquire the rights to potential new ophthalmic product candidates.

We believe a strong patent portfolio is critical to our success. We aggressively seek patent protection for our technology. We also rely upon unpatented proprietary technology and know-how because, in some cases, our interest would be better served by reliance on trade secrets or confidentiality agreements than by patents. We have built a portfolio of 114 issued patents and 175 pending patent applications as of December 31, 2014. As of December 31, 2014, this portfolio includes 17 issued patents and 14 pending applications in the United States and six issued patent and nine pending patent applications in Japan. The following is a description of our intellectual property portfolio.
Visual Cycle Modulation. For our lead VCM-based product candidate, emixustat, we have one issued U.S. patent (U.S. Patent No. 7,982,071) and four pending U.S. patent applications. The issued patents will expire on or around 2029. Outside the United States, we have a total of 11 issued patents, as well as approximately 50 pending foreign counterparts. If issued, these patents will cover compositions of matter and methods of using emixustat and would expire between 2028 and 2033.
In addition patents and patent applications covering our VCM technology related to emixustat, we have 12 other issued U.S. patents and eight pending U.S. patent applications relating to VCM. Outside the United States, we have approximately 40 granted patents and approximately 90 pending foreign counterparts in Europe and other countries. If issued, these patents will cover compositions of matter and methods of using these compositions. If issued, these patents would expire between 2028 and 2034.
Pursuant to the Emixustat Agreement, we hold a non-exclusive, worldwide, fully paid-up license to make, have made, use, sell, offer for sale and import certain products based on VCM that are developed by employees of Otsuka. This license is subject to certain restrictions but is irrevocable except in the event of termination of the Emixustat Agreement.
OPA-6566. OPA-6566, an adenosine A2a receptor modulator, is the subject of one U.S. patent assigned to Otsuka (U.S. Patent No. 7,834,002) and the subject of two additional patent applications filed by Otsuka at the U.S. Patent and Trademark Office. The issued patent will expire on or around 2025. If issued, the patents resulting from the two pending applications would expire on or around 2025 and 2030, respectively.
Pursuant to the Glaucoma Agreement, until we exercise our right to co-develop and co-promote products based on OPA-6566, we hold a non-exclusive, royalty-free, fully paid-up license in the United States to certain patents directed to OPA-6566 and related proprietary know-how controlled by Otsuka.
Other Technologies. We intend to continue to invest in our internal drug discovery and development programs and actively seek to license or otherwise acquire the rights to potential new drugs to expand or enhance our product pipeline. For example, in May 2012, we acquired the ophthalmic intellectual property rights to fenretinide, a retinol-binding protein antagonist, and its related compounds from ReVision Therapeutics, in order to further strengthen our leadership position in VCM technology, particularly as it relates to dry AMD.
Issues to be Addressed
Competition. The pharmaceutical and biotechnology industries are intensely competitive, and our product candidates, if commercialized, would compete with potential or existing drugs and therapies. In addition, there are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products targeting the same markets as our product candidates. Many of these organizations have substantially greater financial, technical, manufacturing and marketing resources than we have. Moreover, physicians frequently prescribe legally available therapies for uses that are not described in the product’s labeling and that differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These unapproved, or “off-label,” uses are common across medical specialties and may represent a potential source of competition to our product candidates. Our ability to compete successfully will depend largely on our ability to:

•	design and develop products that are superior to other products in the market;

•	attract and retain qualified scientific, product development and commercial personnel;

•	obtain patent and/or other intellectual property protection for our product candidates and technologies;

•	obtain required regulatory approvals; and

•	successfully collaborate in the design, development and commercialization of new products.
We expect to compete on, among other things, product efficacy and safety, time to market, price, extent of adverse side effects and the basis and convenience of treatment procedures.

Geographic Atrophy. There are no FDA-approved treatments for any form of dry AMD, including GA. In response to this unmet medical need, new investigational product candidates are being evaluated that would compete with emixustat if emixustat is approved for GA associated with dry AMD. Product candidates under development include neuroprotective agents, anti-inflammatory compounds, small interfering RNA molecules, complement inhibitors and other drugs that seek to preserve photoreceptors and the RPE. Key investigational compounds include Roche/Genentech’s lampalizumab, an intravitreal injection; GlaxoSmithKline’s GSK933776, an intravenously administered anti-amyloid immunotherapy drug candidate; MacuCLEAR’s MC1101, an antihypertensive drug being developed as an eye drop; and Allergan's brimonidine implant.
Glaucoma. In the United States, there are a number of drugs that have been approved for the reduction of intraocular pressure (IOP) in patients with ocular hypertension or open angle glaucoma or are under development for this indication. Each of these drugs is a potential competitor to OPA-6566 if it were to be approved for the reduction of IOP associated with glaucoma. Key product classes that are most commonly used are prostaglandins, such as Xalatan, and beta-blockers, such as timolol. Moreover, a large number of generic versions of drugs target elevated IOP and may have market penetration and price advantages over OPA-6566. In addition to these approved treatments, a number of investigational compounds are being evaluated that would compete with OPA-6566 if OPA-6566 would be approved to treat glaucoma: Aerie Pharmaceuticals, Inc.'s AR 13324, a Rho kinase / Norepinephrine Transporter inhibitor; Valeant / Bausch & Lomb and NicOx S.A.'s latanoprostene bunod, a modified latanoprost compound; OphthaliX’s CF101, an adenosine A3 agonist; and Inotek Pharmaceuticals’ trabodenoson, an adenosine A1 receptor agonist.

Dry Eye Syndrome. In the United States and worldwide there are numerous ophthalmic lubricants (artificial tears) available as OTC products. The only FDA approved therapeutic product in the United States is Restasis (cyclosporine) ophthalmic emulsion. Several other formulations of cyclosporine are in different stages of development. Shire’s liftegrast has finished Phase 3 studies and an NDA has been filed with the FDA. Mimetogen’s D-3 is presently undergoing Phase 3 studies. Several other products have failed studies and not been submitted or approved.

3. Financial Statements and Other Information
(1) Balance Sheets
ACUCELA INC.
BALANCE SHEETS
(in thousands)

	December 31, 2013		December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13,994	¥1,686,976	$18,778	¥2,263,688
Investments	14,947	1,801,860	85,008	10,247,714
Accounts receivable from collaborations	10,262	1,237,084	5,285	637,106
Deferred tax asset	1,114	134,292	61	7,353
Prepaid expenses and other current assets	1,964	236,760	2,582	311,260
Total current assets	42,281	5,096,972	111,714	13,467,121
Property and equipment, net	1,112	134,051	742	89,448
Long-term investments	3,478	419,272	84,033	10,130,178
Long-term deferred tax asset	1,280	154,304	42	5,063
Deferred offering costs	5,548	668,811	—	—
Other assets	349	42,072	435	52,439
Total assets	$54,048	¥6,515,482	$196,966	¥23,744,249
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of contingently convertible debt, related party	$12,000	1,446,600	$—	¥—
Accounts payable	754	90,894	441	53,163
Accrued liabilities	6,579	793,098	4,176	503,417
Accrued compensation	3,269	394,077	1,683	202,885
Deferred revenue from collaborations	—	—	6,231	751,147
Deferred rent and lease incentives	267	32,186	25	3,013
Total current liabilities	22,869	2,756,855	12,556	1,513,625
Commitments and contingencies
Long-term deferred rent, lease incentives, and others	55	6,630	47	5,666
Total long-term liabilities	55	6,630	47	5,666
Shareholders’ equity:
Convertible preferred stock
Series A, no par value, no shares authorized as of December 31, 2014 and 2,734 shares authorized as of December 31, 2013; issued and outstanding, no shares as of December 31, 2014 and 2,734 shares as of December 31, 2013	2,051	247,248	—	—
Series B, no par value, no shares authorized as of December 31, 2014 and 17,900 shares authorized as of December 31, 2013; issued and outstanding, no shares as of December 31, 2014 and 17,900 shares as of December 31, 2013	13,387	1,613,802	—	—
Series C, no par value, no shares authorized as of December 31, 2014 and 31,818 shares authorized as of December 31, 2013; issued and outstanding, no shares as of December 31, 2014 and 11,807 shares as of December 31, 2013	12,771	1,539,544	—	—
Common stock, no par value, 100,000 shares authorized as of December 31, 2014 and 60,000 shares authorized as of December 31, 2013; issued and outstanding, 35,809 shares as of December 31, 2014 and 11,971 shares as of December 31, 2013	3,654	440,489	186,589	22,493,303
Additional paid-in capital	2,728	328,860	3,601	434,100
Accumulated other comprehensive loss	(7)	(843)	(361)	(43,518)
Accumulated deficit	(3,460)	(417,103)	(5,466)	(658,927)
Total shareholders’ equity	31,124	3,751,997	184,363	22,224,958
Total liabilities and shareholders’ equity	$54,048	¥6,515,482	$196,966	¥23,744,249
See accompanying notes to financial statements.

(2) Statements of Operations
ACUCELA INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2013		Year Ended December 31, 2014
Revenue from collaborations	$52,947	¥6,382,760	$35,396	¥4,266,987
Expenses:
Research and development	36,405	4,388,623	25,582	3,083,910
General and administrative	9,548	1,151,011	10,002	1,205,741
Total expenses	45,953	5,539,634	35,584	4,289,651
Income (loss) from operations	6,994	843,126	(188)	(22,664)
Other income (expense), net:
Interest income	122	14,707	519	62,565
Interest expense	(116)	(13,983)	(15)	(1,808)
Other income, net	182	21,940	37	4,460
Total other income, net	188	22,664	541	65,217
Income before income tax	7,182	865,790	353	42,553
Income tax expense	(2,883)	(347,546)	(2,359)	(284,377)
Net income (loss)	4,299	518,244	(2,006)	(241,824)
Net income attributable to participating securities	3,138	378,285	—	—
Net income (loss) attributable to common shareholders	$1,161	¥139,959	$(2,006)	¥(241,824)
Net income (loss) per share attributable to common shareholders
Basic	$0.10	¥12	$(0.06)	¥(7)
Diluted	$0.09	¥10	$(0.06)	¥(7)
Weighted average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	11,964	11,964	32,869	32,869
Diluted	12,355	12,355	32,869	32,869
See accompanying notes to financial statements.

(3) Statements of Comprehensive Income (Loss)

ACUCELA INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31, 2013		Year Ended December 31, 2014
Net income (loss)	$4,299	¥518,244	$(2,006)	¥(241,824)
Other comprehensive loss:
Net unrealized loss on securities, net of tax	(7)	(843)	(354)	(42,675)
Comprehensive income (loss)	$4,292	¥517,401	$(2,360)	¥(284,499)

See accompanying notes to financial statements.

(4) Statements of Shareholders' Equity
ACUCELA INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands ($US))

	Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Series A		Series B				Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	2,734	$2,051	17,900	$13,387	11,807	$12,771	11,910	$3,192	$1,965	$—	$(7,759)	$25,607
Stock-based compensation	—	—	—	—	—	—	—	—	667	—	—	667
Excess net tax benefit related to share-based awards	—	—	—	—	—	—	—	—	96	—	—	96
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	30	6	—	—	—	6
Common stock issued in connection with the restricted stock purchase agreement	—	—	—	—	—	—	31	456	—	—	—	456
Net income	—	—	—	—	—	—	—	—	—	—	4,299	4,299
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(7)	—	(7)
Balance at December 31, 2013	2,734	2,051	17,900	13,387	11,807	12,771	11,971	3,654	2,728	(7)	(3,460)	31,124
Common stock issued in connection with IPO offering, net of issuance costs	—	—	—	—	—	—	9,200	142,044	—	—	—	142,044
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(2,734)	(2,051)	(17,900)	(13,387)	(11,807)	(12,771)	10,814	28,209	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	—	—	—	—	3,636	12,000	—	—	—	12,000
Stock-based compensation	—	—	—	—	—	—	—	—	516	—	—	516
Excess net tax benefit related to IPO costs	—	—	—	—	—	—	—	—	421	—	—	421
Excess net tax provision related to share-based awards	—	—	—	—	—	—	—	—	(64)	—	—	(64)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	188	682	—	—	—	682
Net loss	—	—	—	—	—	—	—	—	—	—	(2,006)	(2,006)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(354)	—	(354)
Balance at December 31, 2014	—	$—	—	$—	—	$—	35,809	$186,589	$3,601	$(361)	$(5,466)	$184,363
See accompanying notes to financial statements.

(4) Statements of Shareholders' Equity (Continued)
ACUCELA INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands (JPY))

	Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	2,734	¥247,248	17,900	¥1,613,802	11,807	¥1,539,544	11,910	¥384,795	¥236,880	¥—	¥(935,347)	¥3,086,922
Stock-based compensation	—	—	—	—	—	—	—	—	80,407	—	—	80,407
Excess net tax benefit related to share-based awards	—	—	—	—	—	—	—	—	11,573	—	—	11,573
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	30	723	—	—	—	723
Common stock issued in connection with the restricted stock purchase agreement	—	—	—	—	—	—	31	54,971	—	—	—	54,971
Net income	—	—	—	—	—	—	—	—	—	—	518,244	518,244
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(843)	—	(843)
Balance at December 31, 2013	2,734	247,248	17,900	1,613,802	11,807	1,539,544	11,971	440,489	328,860	(843)	(417,103)	3,751,997
Common stock issued in connection with IPO offering, net of issuance costs	—	—	—	—	—	—	9,200	17,123,405	—	—	—	17,123,405
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(2,734)	(247,248)	(17,900)	(1,613,802)	(11,807)	(1,539,544)	10,814	3,400,594	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	—	—	—	—	3,636	1,446,600	—	—	—	1,446,600
Stock-based compensation	—	—	—	—	—	—	—	—	62,204	—	—	62,204
Excess net tax benefit related to IPO costs	—	—	—	—	—	—	—	—	50,751	—	—	50,751
Excess net tax provision related to share-based awards	—	—	—	—	—	—	—	—	(7,715)	—	—	(7,715)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	188	82,215	—	—	—	82,215
Net loss	—	—	—	—	—	—	—	—	—	—	(241,824)	(241,824)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(42,675)	—	(42,675)
Balance at December 31, 2014	—	$—	—	¥—	—	¥—	35,809	¥22,493,303	¥434,100	¥(43,518)	¥(658,927)	¥22,224,958

See accompanying notes to financial statements.

(5) Statements of Cash Flows
ACUCELA INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013		2014
Cash flows from operating activities
Net income (loss)	$4,299	¥518,244	$(2,006)	¥(241,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	531	64,012	501	60,395
Stock-based compensation	1,123	135,379	516	62,204
Amortization of premium/discount on marketable securities	332	40,022	1,175	141,646
Deferred taxes	2,274	274,130	2,349	283,171
Excess net tax provision related to share-based awards	—	—	(64)	(7,715)
Changes in operating assets and liabilities:
Accounts receivable from collaborations	(1,562)	(188,299)	4,977	599,978
Prepaid expenses and other current assets	(443)	(53,403)	(197)	(23,749)
Accounts payable	(102)	(12,296)	(313)	(37,732)
Accrued liabilities	2,650	319,457	(2,403)	(289,681)
Accrued compensation	856	103,190	(1,586)	(191,192)
Deferred rent and lease incentives	(264)	(31,825)	(250)	(30,137)
Deferred revenue from collaborations	(2,570)	(309,813)	6,231	751,147
Other assets	122	14,708	(86)	(10,367)
Net cash provided by operating activities	7,246	873,506	8,844	1,066,144
Cash flows from investing activities
Purchases of marketable securities available for sale	(23,217)	(2,798,809)	(201,134)	(24,246,703)
Maturities of marketable securities available for sale	17,136	2,065,744	48,931	5,898,632
Additions to property and equipment	(500)	(60,275)	(131)	(15,792)
Net cash used in investing activities	(6,581)	(793,340)	(152,334)	(18,363,863)
Cash flows from financing activities
Proceeds from issuance of common stock	6	723	149,819	18,060,680
Excess net tax benefit related to share-based awards	96	11,573	—	—
Payments for deferred offering costs	(3,412)	(411,317)	(1,545)	(186,249)
Net cash used in financing activities	(3,310)	(399,021)	148,274	17,874,431
(Decrease) increase in cash and cash equivalents	(2,645)	(318,855)	4,784	576,712
Cash and cash equivalents—beginning of year	16,639	2,005,831	13,994	1,686,976
Cash and cash equivalents—end of year	$13,994	¥1,686,976	$18,778	¥2,263,688
Supplemental disclosure
Cash paid for income taxes	$828	¥99,815	$60	¥7,233
Unpaid deferred offering costs	937	112,955	5,548	668,811
Restriction of investments as collateral	(5,759)	(694,247)	—	—
Conversion of convertible preferred stock upon IPO	—	—	28,209	3,400,594
Conversion of contingently convertible debt, related party, upon IPO	—	—	12,000	1,446,600
See accompanying notes to financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

In February 2014, upon the closing of our IPO, all shares of our outstanding convertible preferred stock automatically converted into 10,813,867 shares of common stock. We issued 9,200,000 shares of common stock for aggregate proceeds of $142.0 million from the IPO, net of underwriters’ discounts and commissions, and offering expenses. In addition, upon the closing of the IPO, $12.0 million of outstanding principal underlying convertible notes that we issued to affiliates of SBI Holdings, Inc. in May 2006 automatically converted into 3,636,365 shares of common stock, after an intermediate conversion into Series C preferred shares. The number of shares issued upon conversion was determined by dividing the principal of the note by $3.30.

During 2014, options to purchase 187,007 shares of common stock were exercised in exchange for cash and options to purchase 101,000 shares of common stock and 10,000 restricted stock units were granted as compensation.

(8) Notes on the Financial Statements

(Note 1)    Business and Basis of Presentation
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(Note 2) Per Share Information
(Unit: in thousands, except for per share data)

	FY2013	FY2014
Numerator:
	$1,161	$(2,006)
Net income (loss) attributable to common shareholders	¥139,959	¥(241,824)
Denominator:
Weighted-average shares outstanding—basic (shares)	11,964	32,869
Dilutive effect of stock options and RSUs (shares)	391	—
Diluted weighted average shares of common stock outstanding (shares)	12,355	32,869
	$0.10	$(0.06)
Basic net income (loss) per share (common stock)	¥12	¥(7)
	$0.09	$(0.06)
Diluted net income (loss) per share (common stock)	¥10	¥(7)

For the year ended December 31, 2014, 185,551 stock options and RSUs were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.

(Note 3) Significant Subsequent Events

Special Shareholders Meeting
On January 28, 2015, we received a letter from SBI Holdings, Inc. (SBI), the parent company of several of our shareholders, demanding that we hold a special meeting of our shareholders for the purposes of removing our current board members, other than Dr. Kubota, and electing a slate of directors proposed by SBI. In connection with this demand,

SBI granted Dr. Kubota an irrevocable proxy over the shares held collectively by SBI, giving Dr. Kubota voting authority over shares representing over 50% of our outstanding stock. On March 3, 2015, SBI and Dr. Kubota filed a lawsuit in Washington state court seeking an order compelling us to hold a special shareholder meeting on or before April 28, 2015, and to provide our shareholders written notice of that meeting as soon as practicable but no later than March 31, 2015. On March 3, 2015, SBI and Dr. Kubota filed a lawsuit in Washington state court seeking an order compelling us to hold a special shareholder meeting on or before April 28, 2015, and to provide our shareholders written notice of that meeting as soon as practicable but no later than March 31, 2015. On March 13, 2015, the Washington state superior court presiding over this lawsuit, issued an order requiring us to hold a special shareholders meeting no later than May 1, 2015 and to give notice of such a meeting as soon as practicable. We have announced that we plan to hold the special shareholders meeting on May 1, 2015 (Pacific Daylight Time) at our headquarters and have set a record date for shareholders of record as March 19, 2015 (Pacific Daylight Time).

Management Changes

On December 22, 2014, we announced that Brian O'Callaghan was appointed our Chief Executive Officer (CEO), effective January 1, 2015. On March 24, 2015, Dewey H. Blocker, Jr. was appointed our Vice President Finance, Treasurer and Secretary. Mr. Blocker will serve as our interim principal accounting officer and interim principal financial officer. In connection with Mr. Blocker's appointment, Mr. O'Callaghan resigned the positions of Interim Chief Financial Officer, Treasurer and Secretary. Mr. O'Callaghan continues to serve as our CEO and President.

CEO Bonus
On March 24, 2015, our Board of Directors approved the February 24, 2015 resolutions of the Compensation Committee of our Board of Directors (the “Committee”) regarding the payment of a discretionary bonus of $515,520 to Mr. O’Callaghan, our CEO and President, on April 15, 2015, provided Mr. O’Callaghan remains chief executive officer as of March 31, 2015, in lieu of the performance-based bonus in the same amount provided for under his employment agreement, dated October 14, 2014.

CEO Severance Escrow
Under Mr. O'Callaghan's employment agreement, dated October 14, 2014, if Mr. O’Callaghan’s employment is terminated without Cause or terminates for Good Reason (as such terms are defined in his employment agreement), he will be entitled to receive 18 months of salary, up to 18 months of the premiums for him and his family to obtain health benefit coverage provided under our COBRA program, and a pro-rated portion of his annual bonus (“the CEO severance amounts”). On March 24, 2015, our Board of Directors approved the creation of a segregated interest-bearing account (to be identified as Restricted Cash on the balance sheet as of March 31, 2015) equal to the CEO severance amounts. The funds will remain the property of the Company until amounts are due to Mr. O’Callaghan under the terms of his amended employment agreement.

Severance and Change in Effective Control Agreements
On March 24, 2015, our Board of Directors approved the terms of a Severance and Change in Effective Control Agreement to be entered into with each member of our management team and certain other employees. The Severance and Change in Effective Control Agreement provides that if the employee terminates for any reason or for no reason (including disability), voluntarily resigns for good reason (as defined in the agreement), or the employee dies, and the termination occurs within the six month period following a Qualifying Change in Effective Control, the employee will be entitled to an amount equal to the sum of six months of his or her monthly base salary, plus 50% of the employee’s annual target bonus for 2015, plus the premiums required to continue the employee’s group health care coverage for a period of six months following termination, which will be “grossed up” to cover taxes. In addition, upon a qualifying termination, the employee will receive an additional 12 months of vesting on any outstanding equity awards. A “Qualifying Change in Effective Control” is defined to mean that a majority of members of our Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election, which qualifies as a change in effective control under U.S. treasury regulations. The agreements terminate December 31, 2015 or the employee’s termination (unless the termination is within six months following a Qualifying Change in Effective Control).

Retention Pool
On February 24, 2015, the Committee approved the creation of a pool of $600,000 to be distributed at the discretion of the Committee to employees who remain employed with us on December 31, 2015. Allocations of the pool will not be determined until the fourth quarter of 2015. All employees, other than Mr. O’Callaghan, are eligible to receive payments from this pool.

Amendments to Equity Incentive Plans and Share-based Awards
On March 24, 2015, our Board approved amendments to outstanding equity awards granted under our 2002 Stock Option and Restricted Stock Plan, our 2012 Equity Incentive Plan, and our 2014 Equity Incentive Plan to our employees, executive officers and non-employee members of our Board. The amendments provide that for employees and executive officers, if we undergo a change in control and their employment is terminated without Cause or for Good Reason (as such terms are defined in the severance and change in control agreement), then any unvested portion of the awards held by employees and executives will become immediately vested.
In addition, our employees, executive officers and non-employee members of our Board will be permitted to exercise their awards up to twelve months after their termination.
Future grants under our 2014 Equity Incentive Plan will include these provisions as well.

(Note 4) Difference between US GAAP and Japanese GAAP

The financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Revenue Recognition
In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

Marketable Securities
For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	Compensated Absences There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

Stock Option
In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development
In the United States, in accordance with ASC 730 (previously, EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities), nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
Research and Development In Japan, no such accounting treatment is required.

Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

Fair Value
In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

Subsequent Event Disclosure
“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements audit, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the annual security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

Not applicable

•	Officers

On December 22, 2014, we announced that Brian O'Callaghan was appointed our Chief Executive Officer (CEO), effective January 1, 2015. On March 24, 2015, Dewey H. Blocker, Jr. was appointed our Vice President Finance, Treasurer and Secretary. Mr. Blocker will serve as our interim principal accounting officer and interim principal financial officer. In connection with Mr. Blocker's appointment, Mr. O'Callaghan resigned the positions of Interim Chief Financial Officer, Treasurer and Secretary. Mr. O'Callaghan continues to serve as our CEO and President.

•	Corporate Auditors

Not applicable.